Rule 424(b)(3)
                                                                 No. 333-107486

                         CNL RETIREMENT PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated March 26, 2004 and the Prospectus Supplement dated June 14, 2004. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed Properties for which the Company has entered into initial commitments to acquire and the number and types of Properties acquired by the Company is presented as of July 23, 2004, and all references to commitments and Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments to acquire, as well as Property acquisitions that occur after July 23, 2004, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         The following table sets forth the type, location and acquisition date for each of the Properties acquired by the Company between May 20, 2004 and July 23, 2004.

          Type and Location                    Date Acquired
---------------------------------------     --------------------
Retirement Communities
GreenTree
     Fairborn, OH                                06/29/04
Land Only
     Lincolnshire, IL                            07/08/04

         The GreenTree Property is an assisted living Property, which opened in June 2001. The Property includes 58 assisted living units.

         The Sedgebrook Continuing Care Retirement Community is being constructed on the parcel of land located in Lincolnshire, Illinois. The Company will not own the facility. The facility will be owned by a subsidiary of Erickson Retirement Communities, LLC ("Erickson"), to which the Company has leased the land.

         As of July 23, 2004, the Company owned interests in 167 Properties. In addition, the Company has commitments to acquire two additional retirement Properties, ownership interests in entities which own 32 medical office buildings and a 55% interest in a development and management company. The retirement Properties are or will be leased on a long-term, triple-net basis and are managed by Operators of retirement facilities. The medical office buildings are primarily leased on a "gross" basis for a period of five to fifteen years and are managed by property managers.

         As of July 23, 2004, 92 of the 145 retirement Properties owned by the Company are operated by Sunrise. Additionally, seven Properties owned by the Company as of July 23, 2004 are being developed by Sunrise Development, Inc., an affiliate of Sunrise. Upon completion of each development, the Property will be operated by Sunrise. Five additional Operators manage the remaining 46 retirement Properties owned by the Company as of July 23, 2004.

         The Board of Directors declared Distributions of $0.0592 per Share to stockholders of record on July 1, 2004, payable by September 30, 2004.







July 26, 2004                                   Prospectus Dated March 26, 2004

                                  THE OFFERINGS

GENERAL

         As of July 23, 2004, the Company had received subscriptions from this offering for 3.4 million Shares totalling $34.1 million in Gross Proceeds. As of July 23, 2004, the Company had received aggregate subscriptions for 222 million Shares totalling $2.2 billion in gross proceeds, including 3.1 million Shares ($31.4 million) issued pursuant to the Reinvestment Plan and from its Prior Offerings and this offering. As of July 23, 2004, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totalled $2.0 billion. The Company used $1.5 billion of net offering proceeds, $71.4 million in advances relating to its line of credit and $662 million in Permanent Financing, as well as the assumption of $88.5 million in bonds payable, to invest $2.3 billion in 167 Properties. As of July 23, 2004, the Company had repaid $51.4 million in advances relating to its line of credit, had paid $142 million in Acquisition Fees and Acquisition Expenses and had used $3 million to redeem 0.3 million Shares of Common Stock, leaving $279.7 million available to invest in Properties or Mortgage Loans.


                                    BUSINESS

PROPERTY ACQUISITIONS

         The following table represents Property acquisitions between the period May 20, 2004 and July 23, 2004:

                              PROPERTY ACQUISITIONS
                             Retirement Communities
                     From May 20, 2004 through July 23, 2004

                                                                                Lease Expiration
                                          Purchase     Depreciable     Date        and Renewal           Minimum         Additional
     Property Location                     Price       Tax Basis(1)  Acquired        Options           Annual Rent          Rent
     -----------------                    --------     ------------  --------    ----------------      -----------       ----------
GreenTree Summit at Park Hills (2)       $6,200,000    $6,500,000    06/29/04      06/2019; two     $659,520 for the         N/A
(the "Fairborn Property")                                                          five-year        first lease year,
Existing retirement facility                                                       renewal          with increases of
                                                                                   options          3% each lease
The Summit Property is located in                                                                   year thereafter
Fairborn, Ohio, just east of Dayton,
Ohio, and includes 58 assisted living
units.

Sedgebrook Continuing Care Retirement    $27,000,000       --        07/08/04      07/2014; two    $4,050,000 for the        N/A
Community (3)                                                                      five-year       first through fifth
(the "Lincolnshire Property")                                                      renewal         lease years, with
Retirement facility to be constructed                                              options         increases of 3%
                                                                                                   each lease year
The Lincolnshire Property, which is                                                                thereafter (4)
currently under construction, is
located in Lincolnshire, Illinois, and
is expected to include 1,400 independent
living units, 96 assisted living units
and 132 skilled nursing units.

FOOTNOTES:
----------

   (1) Represents the approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the Properties acquired. Depreciable tax basis includes a portion of the purchase price plus acquisition costs for Properties subject to operating leases.

   (2) The Fairborn Property is leased and operated by affiliates of the Greenwalt Corporation.

   (3) The tenant has the option to purchase the land during the lease term for a purchase price based on the Company's initial investment in the Property.

   (4) The Company's lease payments are subordinate to a first mortgage construction loan held by Erickson to fund the development of the Property.

                      OCCUPANCY RATE AND REVENUE PER UNIT

         The average occupancy rate, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods during the past five years that the Properties have been operational, excluding land-only and construction Properties, are as follows:

                                                                        Revenue
                                                                          per        Revenue per
                                                         Average        Occupied     Available
           Property                  Year(1)          Occupancy Rate      Unit          Unit
   ---------------------------------------------------------------------------------------------
     Fairborn Property               2001 (2)             12.0%          $ 96.82      $11.49
                                     2002                 20.4%           119.78       24.36
                                     2003                 37.9%           133.71       49.86
                                     2004 (3)             54.9%           150.22       81.48

  (1)   Data represents information for each applicable fiscal year, unless noted otherwise.
  (2)   Data for 2001 represents the period June 5, 2001 through December 31, 2001.
  (3)   Data for 2004 represents the period January 1, 2004 through April 30, 2004.

                              PENDING INVESTMENTS

         As of July 23, 2004, the Company had initial commitments to acquire two additional retirement Properties, ownership interests in entities which own 32 medical office buildings and a 55% interest in The DASCO Companies, L.L.C., a development and management company which is the property manager for the 32 medical office buildings, for an aggregate purchase price of approximately $307.7 million. The Properties include one Sunrise Property (in Santa Rosa, California), one Horizon Bay Property (in Tiverton, Rhode Island) and 32 medical office buildings (two in each of Tucson, Arizona; Longwood, Florida; Elgin, Illinois and Lexington, Kentucky; three in Jackson, Mississippi; four in Orlando, Florida; and one in each of Scottsdale, Arizona; Walnut Creek, California; Parker, Colorado; Milton and Oviedo, Florida; Blue Ridge, Georgia; Aurora, Chicago and Marion, Illinois; Omaha, Nebraska; Durant, Oklahoma; and Baytown, Granbury, Lancaster, Nassau Bay, San Antonio and Texarkana, Texas).

         The Sunrise Property is expected to be acquired from an affiliate of Sunrise and the Horizon Bay Property is expected to be acquired from an affiliate of WHSLH Realty. The 32 medical office buildings and the 55% interest in The DASCO Companies, L.L.C. are expected to be acquired from affiliates of Lehman Brothers, Capital Partners, Inc. and the management team of The DASCO Companies, L.L.C.

         The acquisition of each of the investments is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these investments will be acquired by the Company. If acquired, the leases of the Properties, except for the medical office buildings, are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." The majority of the medical office buildings are expected to be leased on a "gross" basis for five to fifteen years. Under a "gross" lease, the tenant generally will be responsible for a certain capped amount of repairs, maintenance, property taxes, utilities and insurance, and the Company will be responsible for the balance. The 32 medical office buildings will have approximately 330 tenants and the buildings will be managed by The DASCO Companies, L.L.C., in which the Company expects to acquire a 55% interest.

         The Company plans to assume Permanent Financing of approximately $22.4 million in connection with the acquisition of three of the Properties.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the Properties. The first table summarizes the terms expected to apply to the leases for each of the retirement communities. The second table summarizes the terms expected to apply to the leases for each of the medical office buildings. More detailed information relating to a Property and its related lease(s) will be provided at such time, if any, as the Property is acquired.


                          PENDING INVESTMENT PROPERTIES
                             Retirement Communities
                               As of July 23, 2004

                                     Estimated Purchase       Lease Term and              Minimum Annual
            Property                      Price               Renewal Options                 Rent                Percentage Rent
--------------------------------    --------------------   ----------------------   --------------------------   ------------------
Sunrise of Santa Rosa (1) (2)           $ 9,280,000         15 years; five                     (3)                      (4)
Santa Rosa, California                                       five-year renewal
(the "Santa Rosa Property")                                  options
Existing retirement facility

Sakonnet Bay Manor (5) (6)              $24,679,000         15 years; two five-      $1,927,000 for the                 N/A
Tiverton, Rhode Island                                      year renewal options     first lease year;
(the "Tiverton Property")                                                            $2,141,000 for the second
Existing retirement facility                                                         lease year; $2,342,000 for
                                                                                     the third lease year;
                                                                                     $2,418,000 for the fourth
                                                                                     lease year; $2,519,000 for
                                                                                     the fifth lease year; with
                                                                                     increases of 3% each lease
                                                                                     year thereafter (7)
------------------------

FOOTNOTES:

  (1) It is expected that this Property will be operated and managed by Sunrise.

  (2) The lease for the Property is expected to be with Twenty Pack Management Corp., which is the tenant of the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties described in the section of the Prospectus entitled "Business - Property Acquisitions." Twenty Pack Management Corp. is an affiliate of HRA. The HRA Affiliated Companies are thinly capitalized, newly formed companies affiliated with the Advisor and are described in further detail in the section of the Prospectus entitled "Business -- Property Acquisitions -- Additional Marriott Portfolio Two Properties." The leases for this Property, the Sunrise Portfolio Four Properties and the Additional Sunrise Portfolio Four Properties contain or are expected to contain pooling terms, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

  (3) Minimum annual rent is expected to be adjustable based upon the cost of debt and the Company's cash investment in the Property. The lease rate on the Company's cash investment is expected to be the following: 10% in the first lease year; 10.75% for the second lease year; 11% for the third lease year; 11.5% for the fourth lease year and is expected to increase by 3% each lease year thereafter. The Company expects to obtain Permanent Financing totalling approximately $4.6 million relating to the Santa Rosa Property and the lease rate related to the debt portion of the Company's investment in the Property will be equal to the fixed interest rate on the anticipated loan.

  (4) It is expected that additional rent will be payable in an amount equal to the difference between 13.5% of the Company's cash investment basis in the Santa Rosa Property and minimum annual rent payable each lease year until minimum annual rent exceeds 13.5% of the Company's cash investment basis. For purposes of the additional rent calculation, the Company's cash investment basis equals the sum of the Property's purchase price plus closing costs, less Permanent Financing. The additional rent is expected to be payable on a quarterly basis to the extent net operating cash flow from the Property is available and will not accumulate beyond each lease year.

  (5) It is expected that this Property will be operated and managed by Horizon Bay Management, L.L.C.

  (6) The lease for the Property is expected to be with an affiliate of WHSLH Realty, which is affiliated with the tenants of the Horizon Bay Portfolio One Properties described in the section of the Prospectus entitled "Business -- Property Acquisitions." The lease for this Property is expected to contain pooling terms with the leases for the Horizon Bay Portfolio One Properties, meaning that the net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

  (7)    Based on estimated purchase price.

         Santa Rosa Property. The Santa Rosa Property, which opened in May 1996, is the Sunrise of Santa Rosa, an independent living facility, located in Santa Rosa, California. The Santa Rosa Property includes 120 independent living units. The Property is located two miles north of downtown Santa Rosa, California, which is 55 miles north of San Francisco.

         Tiverton Property. The Tiverton Property, which opened in 1997, is the Sakonnet Bay Manor, an independent living/assisted living/skilled nursing facility, located in Tiverton, Rhode Island. The Tiverton Property includes 95 independent living units, 48 assisted living units and 27 skilled nursing units. The Property is located 20 miles southeast of downtown Providence, Rhode Island.


                          PENDING INVESTMENT PROPERTIES
                            Medical Office Buildings
                               As of July 23, 2004

                                                               Estimated                           Annualized
                                     Rentable    Estimated     % Owned                             Base Rent
                                     Square      Purchase      by the                Annualized   Per Occupied       Principal
               Property              Footage       Price       Company   Occupancy   Base Rent     Square Foot       Tenants (1)
  -------------------------------   ----------  ------------  ---------  ---------  ------------  ------------  -------------------
  The Birth Place at Southwest        34,080     $13,696,000    100.0%     100.0%     $1,147,248      $33.66    Southwest General
  General (2)                                                                                                   Hospital, LP (3)
  San Antonio, Texas
  (the "San Antonio Property")
  Existing single-tenant medical
  office building

  Bowie Plaza I and Plaza II (2)      38,716      $1,700,000    100.0%      76.1%       $329,268      $11.18    Odyssey HealthCare
  Baytown, Texas                                                                                                of Baytown (4)
  (the "Baytown Property")
  Existing multi-tenant medical
  office buildings

  Brentwood Medical Center (2) (5)   104,384     $28,000,000    100.0%       (5)          (5)          (5)      Mt. Diablo/John
  Walnut Creek, California                                                                                      Muir Hospital
  (the "Walnut Creek Property")                                                                                 System (3)
  Multi-tenant medical office
  building currently under
  construction

  Burns Professional Building (2)     14,680      $2,585,000    100.0%     100.0%       $252,312      $17.19    Fannin Regional
  Blue Ridge, Georgia                                                                                           Hospital, Inc. (3)
  (the "Blue Ridge Property")
  Existing multi-tenant medical
  office building

  Durant Medical Center (2)           60,565      $9,247,000    100.0%     100.0%       $863,051      $14.25    Medical Center of
  Durant, Oklahoma                                                                                              Southeastern
  (the "Durant Property")                                                                                       Oklahoma (3)
  Existing multi-tenant medical
  office building

  Eagle Creek Medical Plaza (2)       42,406      $3,500,000    100.0%      96.4%       $487,224      $11.92    New Lexington
  Lexington, Kentucky                                                                                           Clinic, P.S.C.;
  (the "Lexington II Property")                                                                                 Retina & Vitreous
  Existing multi-tenant medical                                                                                 Associates or
  office  building                                                                                              Kentucky, P.S.C.;
                                                                                                                Family Practice
                                                                                                                Associates of
                                                                                                                Lexington, P.S.C.
                                                                                                                (4)

  Elgin Medical Office                44,400      $7,426,000    100.0%      80.8%       $854,604      $23.83    Provena Health
  Building I (2)                                                                                                System (4)
  Elgin, Illinois
  (the "Elgin I Property")
  Existing multi-tenant medical
  office building

  Elgin Medical Office                45,897      $7,800,000    100.0%      94.1%       $990,492      $22.94    Provena Health
  Building II (2)                                                                                               System (3); Fox
  Elgin, Illinois                                                                                               Valley Orthopedic
  (the "Elgin II Property")                                                                                     Institute (4)
  Existing multi-tenant medical
  office building

  Heartland Regional Medical Office   72,245     $11,000,000     70.0%      98.2%     $1,033,104      $14.56    Marion Memorial
  Building (2)                                                                                                  Hospital (3)
  Marion, Illinois
  (the "Marion Property")
  Existing multi-tenant medical
  office building

  Lake Granbury Medical Center (2)    33,840      $7,000,000    100.0%      92.8%       $577,548      $18.40    Granbury Hospital
  Granbury, Texas                                                                                               Corporation (3)
  (the "Granbury Property")
  Existing multi-tenant medical
  office building

  Lakeside Health Park (2) (6)        97,083     $15,975,000    100.0%       (6)          (6)           (6)     Alegent Health
  Omaha, Nebraska                                                                                               Hospital (3)
  (the "Omaha Property")
  Multi-tenant medical office
  building currently under
  construction

  McDowell Mountain Medical (2) (7)   85,946     $17,000,000    100.0%      87.7%     $2,154,816      $28.60    HealthSouth
  Scottsdale, Arizona                                                                                           Surgery Center
  (the "Scottsdale Property")                                                                                   of Scottsdale (4)
  Existing multi-tenant medical
  office building

  The Medical Offices at              44,450      $9,000,000    100.0%     100.0%       $687,192       $15.46   Central
  Central Mississippi                                                                                           Mississippi
  Medical Center (2)                                                                                            Medical Center (3)
  Jackson, Mississippi
  (the "Jackson Center I Property")
  Existing single-tenant medical
  office building

  The Medical Offices at Central      42,050      $6,551,000    100.0%       (8)          (8)           (8)     Central
  Mississippi Medical Center (2) (8)                                                                            Mississippi
  Jackson, Mississippi                                                                                          Medical Center (3)
  (the "Jackson Center II Property")
  Single-tenant medical office
  building to be constructed

  MedPlex B at Sand Lake Commons (2)  32,081       $5,900,000    100.0%      62.5%       $361,500      $18.02   Orlando Regional
  Orlando, Florida                                                                                              Healthcare System,
  (the "Orlando MedPlex Property")                                                                              Inc.; Orlando
  Existing multi-tenant medical                                                                                 Orthopaedic
  office building                                                                                               Center, M.D., P.A.
                                                                                                                (4)

  NASA Parkway Medical Office         48,200      $8,900,000     88.0%      69.3%       $632,112      $18.92    CHRISTUS St. John
  Building (2)                                                                                                  Hospital (3)
  Nassau Bay, Texas
  (the "Nassau Bay Property")
  Existing multi-tenant medical
  office building

  North Alvernon Medical Center (2)  112,632     $13,000,000    100.0%      81.2%     $1,314,264      $14.38    Carondelet Health
  Tucson, Arizona                                                                                               Network (3) Sanora
  (the "Tucson I Property")                                                                                     Quest Laboratories,
  Existing multi-tenant medical                                                                                 LLC (4)
  office building

  Orlando Professional Center I (2)   17,092      $1,300,000    100.0%      96.5%       $256,740      $15.56    Orlando Regional
  Orlando, Florida                                                                                              Healthcare System,
  (the "Orlando I Property")                                                                                    Inc. (3); Pantas
  Existing multi-tenant medical                                                                                 Law Firm, P.A. (4)
  office building

  Orlando Professional                27,957      $3,300,000    100.0%      94.1%       $428,340      $16.28    Orlando Regional
  Center II (2)                                                                                                 Healthcare System,
  Orlando, Florida                                                                                              Inc. (3);
  (the "Orlando II Property")                                                                                   Children's
  Existing multi-tenant medical                                                                                 Specialty Care
  office building                                                                                               Center, P.A. (4)


  Oviedo Medical Center (2)           68,930      $9,016,000    100.0%      94.7%     $1,081,020      $16.56    Orlando Regional
  Oviedo, Florida                                                                                               Healthcare System,
  (the "Oviedo Property")                                                                                       Inc. (3);
  Existing multi-tenant medical                                                                                 Interlachen
  office building                                                                                               Pediatrics, Inc. (4)

  Parker Adventist Professional       83,704     $16,000,000    100.0%      77.2%     $1,111,896      $17.20    Portercare Adventist
  Building (2)                                                                                                  Health System (3)
  Parker, Colorado
  (the "Parker Property")
  Existing multi-tenant medical
  office building

  Physicians East and                 54,874      $4,447,000     70.0%      94.1%       $460,392      $8.92     Lancaster General
  Physicians West (2)                                                                                           Hospital, Inc. (3)
  Lancaster, Texas
  (the "Lancaster Property")
  Existing multi-tenant medical
  office buildings

  Provena Mercy Professional          26,806      $3,150,000    100.0%      91.4%       $455,208      $18.59    Fox Valley Women's
  Office Building (2)                                                                                           Health Partners;
  Aurora, Illinois                                                                                              Ronald Wolfson,
  (the "Aurora Mercy Property")                                                                                 M.D.; Jerry E.
  Existing multi-tenant medical                                                                                 Mitchell, M.D. (4)
  office building

  Randall Road Clinic (2) (9)          9,665      $2,500,000    100.0%     100.0%       $193,300      $20.00    Provena Health
  Carpentersville, Illinois                                                                                     System (3)
  (the "Carpentersville Property")
  Existing multi-tenant medical
  office building

  River Oaks Professional Center (2)  45,704      $9,000,000    100.0%     100.0%       $678,708      $14.85    River Oaks Hospital
  Jackson, Mississippi                                                                                          (3)
  (the "Jackson Property")
  Existing single-tenant medical
  office building

  Sand Lake Physicians Office         13,999      $2,275,000    100.0%     100.0%       $263,112      $18.80    Orlando Regional
  Building (2)                                                                                                  Healthcare System,
  Orlando, Florida                                                                                              Inc.; Greater
  (the "Orlando Sand Lake Property")                                                                            Orlando Neurosurgery
  Existing multi-tenant medical                                                                                 & Spine, P.A. (3)
  office building

  Santa Rosa Medical Office           36,735      $8,900,000    100.0%     100.0%       $639,192      $17.40    HMA Santa Rosa
  Building (2)                                                                                                  Medical Center, Inc.
  Milton, Florida                                                                                               (3)
  (the "Milton Property")
  Existing multi-tenant medical
  office building

  South Seminole Medical Office       35,266      $4,625,000    100.0%      91.8%       $450,708      $13.92    Orlando Regional
  Building II (2)                                                                                               Healthcare System,
  Longwood, Florida                                                                                             Inc.; Orlando
  (the "Longwood I Property")                                                                                   Orthopaedic Center,
  Existing multi-tenant medical                                                                                 M.D., P.A. (3)
  office building

  South Seminole Medical Office       23,139      $2,450,000    100.0%     100.0%       $274,092      $11.85    Orlando Regional
  Building III (2)                                                                                              Healthcare System,
  Longwood, Florida                                                                                             Inc. (3); Physician
  (the "Longwood II Property")                                                                                  Associates LLC (3)
  Existing multi-tenant medical
  office building

  Saint Joseph East Office Park (2)   73,600     $11,750,000     95.3%      56.8%       $669,456      $16.02    Saint Joseph
  Lexington, Kentucky                                                                                           Healthcare, Inc. (3)
  (the "Lexington I Property")
  Existing multi-tenant medical
  office building

  St. Joseph's Medical Plaza (2)      87,946     $10,780,000    100.0%      75.3%     $1,401,888      $21.17    Clara Vista Medical
  Tucson, Arizona                                                                                               Associates, Inc.;
  (the "Tucson II Property")                                                                                    Innovative Practice
  Existing multi-tenant medical                                                                                 Concepts, Inc.;
  office building                                                                                               Vitreo-Retinal
                                                                                                                Associates
                                                                                                                Southwest, P.C. (3)

  Texarkana Professional              77,732      $8,500,000     47.0%     100.0%       $935,904      $12.04    CHRISTUS St. Michael
  Building (2) (10)                                                                                             Health System;
  Texarkana, Texas                                                                                              Collom & Carney
  (the "Texarkana Property")                                                                                    Clinic Association
  Existing multi-tenant medical                                                                                 (3)
  office building

 --------------------------------   ----------  ------------                         ------------
 Total                              1,636,804   $266,273,000                         $20,984,691
                                    ==========  ============            ----------   ============  ------------
 Weighted Average                                                            87.7%                     $17.17
                                                                        ==========                 ============
------------------------

FOOTNOTES:

  (1) Represents tenants leasing 10% or more of the building's rentable square footage.

  (2)      Information is provided as of June 1, 2004.

  (3)      The lease is expected to be on a triple-net basis.

  (4)      The lease is expected to be on a gross basis.

  (5) The Walnut Creek Property is currently being constructed and is expected to open in December 2004. As of June 1, 2004, 84.5% of the building's rentable square footage had been pre-leased with annualized base rent aggregating $2.1 million, or $24.20 per occupied square foot.

  (6) The Omaha Property began construction in June 2004 and is expected to open in April 2005. As of June 1, 2004, 67.6% of the building's rentable square footage had been pre-leased with annualized base rent aggregating $1.1 million, or $17.27 per occupied square foot.

  (7) In connection with the acquisition of the Scottsdale Property, the Company expects to assume $10.6 million in existing debt. It is expected that the loan will bear interest at 7.54% and will require principal and interest payments until maturity in July 2007.

  (8) The Jackson Central II Property is scheduled to begin construction in August 2004 and construction is expected to be completed in April 2005. Central Mississippi Medical Center has entered into a triple-net lease relating to this Property and is expected to occupy 100% of the building's rentable square footage upon completion of construction. Annualized base rent is expected to be $637,058, or $15.15 per occupied square foot.

  (9) In connection with the Carpentersville Property, the Company expects to own all of the land and 67.7% of the medical office building. Quality Renal Care, LLC currently owns the remaining 32.3% of the medical office building located on this Property. In addition, the Company expects to assume a ground lease with Quality Renal Care, LLC in connection with the land underlying the portion of the medical office building owned by Quality Renal Care, LLC. The ground lease is expected to expire in May 2009 and is expected to contain two ten-year renewal options. The annual base rent under the ground lease is expected to be $40,000. It is expected that upon the expiration of the ground lease, the Company will own the remaining 32.3% of the medical office building.

  (10) In connection with the acquisition of the Texarkana Property, the Company expects to assume $7.2 million in existing debt. It is expected that the loan will bear interest at 8.41% and will require principal and interest payments until maturity in June 2010.

         In addition, the Company expects to purchase a 55% ownership interest in The DASCO Companies, L.L.C., a development and management company, for $7,480,000. The DASCO Companies, L.L.C. is expected to be the property manager for the 32 medical office buildings.

         The following table contains information regarding the expiration schedule of lease agreements pertaining to space in the medical office buildings that the Company has entered into an initial commitment to acquire based on leases in place as of June 1, 2004:


                                                                       Total           Annual Base       Percentage of
                                                     Number of      Square Feet          Rent of          Gross Base
                                                     Expiring       of Expiring         Expiring           Rents on
         Property                     Year           Leases            Leases          Leases  (1)      Expiring Leases
-------------------------------  ---------------  ------------     -------------    ----------------    ---------------

Aurora Mercy Property                 2005             1                5,617            $89,136              19.6%
                                      2006             1                  439              9,228               2.0%
                                      2007             2                5,016             97,104              21.3%
                                      2008             4                8,259            159,156              35.0%
                                  2009 - 2013          -                    -                  -                  -
                                      2014             1                5,158            100,584              22.1%

Baytown Property                      2005             2                4,184             44,808              13.6%
                                      2006             5                6,917             84,648              25.7%
                                      2007             4                7,050             67,776              20.6%
                                      2008             2                6,396             79,128              24.0%
                                      2009             -                    -                  -                  -
                                      2010             1                1,804             19,476               5.9%
                                  2011 - 2012          -                    -                  -                  -
                                      2013             1                3,096             33,432              10.2%

Blue Ridge Property                   2017             1               14,680            252,312             100.0%

Carpentersville Property              2019             1                9,665            193,300             100.0%

Durant Property                       2019             1               60,565            863,051             100.0%

Elgin I Property                      2004             6               11,206            238,896              28.0%
                                      2005             -                    -                  -                  -
                                      2006             2                5,945            148,008              17.3%
                                      2007             -                    -                  -                  -
                                      2008             5                9,408            235,200              27.5%
                                  2009 - 2012          -                    -                  -                  -
                                      2013             1                9,300            232,500              27.2%

Elgin II Property                     2004             1                2,290             16,092               1.6%
                                      2005             3                5,126             80,304               8.1%
                                      2006             5               18,714            463,128              46.8%
                                      2007             4                8,166            210,492              21.2%
                                      2008             4                8,884            220,476              22.3%

Granbury Property                     2011             1                2,200             39,156               6.8%
                                      2012             2                3,790             67,092              11.6%
                                  2013 - 2015          -                    -                  -                  -
                                      2016             6               25,404            471,300              81.6%

Jackson Center I Property             2017             1               44,450            687,192             100.0%

Jackson Center II Property (2)
                                      2020             1               42,050            637,058             100.0%

Jackson Property                      2018             1               45,704            678,708             100.0%

Lancaster Property                    2004             2                3,370             28,920               6.3%
                                      2005             8               13,554            115,152              25.0%
                                      2006             2                2,736             26,004               5.6%
                                      2007             4                6,181             52,260              11.4%
                                      2008             -                    -                  -                  -
                                      2009             1                1,408             13,380               2.9%
                                  2010 - 2014          -                    -                  -                  -
                                      2015             3               24,368            224,676              48.8%

Lexington I Property                  2013             2                6,883            100,500              15.0%
                                      2014             1                5,151             75,204              11.2%
                                  2015 - 2017          -                    -                  -                  -
                                      2018             1               29,744            493,752              73.8%

Lexington II Property                 2004             2                5,533             63,156              12.9%
                                      2005             2               12,544            148,608              30.5%
                                      2006             6               13,936            161,988              33.2%
                                      2007             2                3,024             40,296               8.3%
                                      2008             -                    -                  -                  -
                                      2009             2                3,606             46,092               9.5%
                                      2010             -                    -                  -                  -
                                      2011             1                2,220             27,084               5.6%

Longwood I Property                   2004             3                6,913             65,460              14.5%
                                      2005             2                6,779             92,100              20.4%
                                      2006             1                3,552             55,056              12.2%
                                  2007 - 2008          -                    -                  -                  -
                                      2009             1                2,848             41,292               9.2%
                                      2010             2                4,695             72,780              16.1%
                                      2011             -                    -                  -                  -
                                      2012             2                3,659             63,120              14.1%
                                      2013             -                    -                  -                  -
                                      2014             1                3,929             60,900              13.5%

Longwood II Property                  2007             2               23,139            274,092             100.0%


Marion Property                       2008             11              23,281            288,684              27.9%
                                      2009             2                4,968             61,596               6.0%
                                  2010 - 2011          -                    -                  -                  -
                                      2012             1               11,111            126,660              12.3%
                                  2013 - 2016          -                    -                  -                  -
                                      2017             1               31,600            556,164              53.8%


Milton Property                       2018             1               36,735            639,192             100.0%

Nassau Bay Property                   2014             5               33,411            632,112             100.0%

Omaha Property (2)                    2010             3                9,109            166,620              14.7%
                                  2011 - 2014          -                    -                  -                  -
                                      2015             8               56,501            966,192              85.3%

Orlando I Property                    2004             2                2,620             51,084              19.9%
                                      2005             2                2,405             46,452              18.1%
                                      2006             2                3,810             65,052              25.3%
                                  2007 - 2011          -                    -                  -                  -
                                      2012             3                7,667             94,152              36.7%

Orlando II Property                   2005             2                1,087             16,704               3.9%
                                      2006             8                5,211            101,424              23.7%
                                      2007             2                4,050             78,240              18.3%
                                      2008             2                4,050             80,004              18.7%
                                  2009 - 2011          -                    -                  -                  -
                                      2012             4               11,918            151,968              35.4%

Orlando MedPlex Property              2004             1                1,886             34,236               9.5%
                                      2005             2                4,193             98,676              27.3%
                                      2006             1                5,682             68,244              18.9%
                                  2007 - 2011          -                    -                  -                  -
                                      2012             3                8,303            160,344              44.3%

Orlando Sand Lake Property           2005             1                2,398             45,564              17.3%
                                  2006 - 2011          -                    -                  -                  -
                                      2012             5               11,601            217,548              82.7%

Oviedo Property                       2004             6               24,661            396,060              36.6%
                                      2005             2                5,348            109,548              10.1%
                                      2006             4               14,226            276,528              25.6%
                                      2007             7               16,070            217,104              20.1%
                                      2008             1                4,962             81,780               7.6%

Parker Property                       2009             3                8,839            165,288              14.9%
                                  2010 - 2013          -                    -                  -                  -
                                      2014             14              36,519            586,188              52.7%
                                  2015 - 2018          -                    -                  -                  -
                                      2019             2               19,274            360,420              32.4%

San Antonio Property                  2015             2               34,080          1,147,248             100.0%

Scottsdale Property                   2004             1                4,084            116,388               5.4%
                                      2005             1                1,086             33,576               1.6%
                                      2006             2                2,212             62,016               2.9%
                                      2007             2                3,806            107,472               5.0%
                                      2008             1                3,305             89,232               4.1%
                                      2009             8               25,877            746,232              34.6%
                                      2010             5               22,804            652,632              30.3%
                                      2011             2                5,375            147,324               6.8%
                                      2012             2                6,790            199,944               9.3%

Texarkana Property                    2014             2               77,732            935,904             100.0%

Tucson I Property                     2006             4               18,999            373,944              28.5%
                                  2007 - 2008          -                    -                  -                  -
                                      2009             3                7,961            170,628              13.0%
                                      2010             1                6,098            128,052               9.7%
                                      2011             -                    -                  -                  -
                                      2012             6               53,642            585,012              44.5%
                                      2013             1                4,719             56,628               4.3%

Tucson II Property                    2004             1                3,109             67,092               4.8%
                                      2005             2                9,287            199,752              14.2%
                                      2006             2                4,256             92,064               6.6%
                                      2007             2               13,105            284,808              20.3%
                                      2008             5               23,295            521,988              37.2%
                                      2009             1                9,199            177,264              12.7%
                                      2010             -                    -                  -                  -
                                      2011             1                2,359             54,132               3.9%
                                  2012 - 2032          -                    -                  -                  -
                                      2033             1                1,596              4,788                .3%

Walnut Creek Property (2)             2010             2               18,614            396,300              18.6%
                                  2011 - 2014          -                    -                  -                  -
                                      2015             2               15,058            352,356              16.5%
                                  2016 - 2019          -                    -                  -                  -
                                      2020             3               54,553          1,386,444              64.9%

  (1)      Represents annualized June 2004 base rent.

  (2) Lease terms do not commence for the Jackson Central II, Omaha and Walnut Creek Properties until construction is completed on the Properties. The estimated completion dates are April 2005, April 2005 and December 2004, respectively.

         Aurora Mercy Property. The Aurora Mercy Property, which was built in 1986, is the Mercy Medical Office Building, a multi-tenant medical office building, located in Aurora, Illinois. The Aurora Mercy Property is located on the campus of Mercy Center Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Baytown Property. The Baytown Property consists of two multi-tenant medical office buildings, the Bowie Plaza I and Bowie Plaza II buildings, which are located in Baytown, Texas. The Bowie Plaza I and II were built in 1979 and 1987, respectively. The Baytown Property is located on the campus of San Jacinto Methodist Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Blue Ridge Property. The Blue Ridge Property, which was built in 2002, is the Fannin Medical Office Building, a multi-tenant medical office building, located in Blue Ridge, Georgia. The Blue Ridge Property is located on the campus of Fannin Regional Hospital. This building is master-leased to Fannin Regional Hospital, Inc., servicing an area of more than 60,000 residents with the next nearest hospital located 24 miles away.

         Carpentersville Property. The Carpentersville Property, which was built in 2000, is the Randall Road Clinic, a multi-tenant medical office building, located in Carpentersville, Illinois. The Carpentersville Property is expected to be master-leased to Provena Health System and is used for physical therapy and as a clinic.

         Durant Property. The Durant Property, which was built in 1997, is the Durant Medical Center, a multi-tenant medical office building, located in Durant, Oklahoma. The Durant Property is located on the campus of the Medical Center of Southeastern Oklahoma. This building is master-leased to the Medical Center of Southeastern Oklahoma. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Elgin I Property. The Elgin I Property, which was built in 1991, is the Elgin Medical Office Building I, a multi-tenant medical office building, located in Elgin, Illinois. The Elgin I Property is located on the campus of Provena Saint Joseph Hospital and is connected to the hospital via an enclosed walkway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Elgin II Property. The Elgin II Property, which was built in 2001, is the Elgin Medical Office Building II, a multi-tenant medical office building, located in Elgin, Illinois. The Elgin II Property is located on the campus of Provena Saint Joseph Hospital and is connected to the hospital via an enclosed walkway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Granbury Property. The Granbury Property, which was built in 2001, is the Lake Granbury Medical Plaza, a multi-tenant medical office building, located in Granbury, Texas. The Granbury Property is located on the campus of Lake Granbury Medical Center. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Jackson Center I Property. The Jackson Center I Property, which was built in 2002, is one of two Central Mississippi Medical Buildings, a multi-tenant medical office building, located in Jackson, Mississippi. The Jackson Center I Property is located on the campus of Central Mississippi Medical Center. This building is master-leased to Central Mississippi Medical Center.

         Jackson Center II Property. The Jackson Center II Property is scheduled to begin construction in August 2004 and is expected to open in April 2005. The Jackson Center II Property, which is planned as a multi-tenant medical office building, is located in Jackson, Mississippi, on the campus of Central Mississippi Medical Center, adjacent to the Jackson Center I Property. This building, once completed, is expected to be master-leased to Central Mississippi Medical Center.

         Jackson Property. The Jackson Property, which was built in 2003, is the River Oaks Medical Building, a multi-tenant medical office building located in Jackson, Mississippi. The Jackson Property is located on the campus of River Oaks Health System. This building is master-leased to River Oaks Hospital.

         Lancaster Property. The Lancaster Property consists of two multi-tenant medical office buildings, the Physicians East and Physicians West buildings, which are located in Lancaster, Texas. The Physicians East and Physicians West buildings were built in 1991 and 1983, respectively. The buildings are attached to the Medical Center at Lancaster, which is the only acute care hospital in the city of Lancaster. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Lexington I Property. The Lexington I Property, which was built in 2003, is the Saint Joseph East Office Park, a multi-tenant medical office building located in Lexington, Kentucky. The Lexington I Property is located on the campus of Saint Joseph Hospital East and is connected to the hospital via a pedway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Lexington II Property. The Lexington II Property, which was built in 1982 with additional floors added in 1987, is the Lexington Medical Office Building, a multi-tenant medical office building located in Lexington, Kentucky. The Lexington II Property is located on the campus of Saint Joseph Hospital East and is connected to the hospital via a pedway. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Longwood I Property. The Longwood I Property, which was built in 1987, is the South Seminole II building, a multi-tenant medical office building located in Longwood, Florida. The Longwood I Property is located on the campus of Orlando Regional South Seminole Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Longwood II Property. The Longwood II Property, which was built in 1993, is the South Seminole III building, a multi-tenant medical office building located in Longwood, Florida. The Longwood II Property is located on the campus of Orlando Regional South Seminole Hospital. Tenancy in the building consists of Orlando Regional Healthcare System, Inc., a health care network with eight hospitals, including a partnership with South Lake Hospital, as well as a mix of physician practices that desire proximity to the hospital.

         Marion Property. The Marion Property, which was built in 2002, is the Marion Medical Office Building, a multi-tenant medical office building located in Marion, Illinois. The Marion Property is located on the campus of Marion Memorial Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Milton Property. The Milton Property, which was built in 2003, is the Santa Rosa Medical Office Building, a multi-tenant medical office building located in Milton, Florida. The Milton Property is located on the campus of Santa Rosa Medical Center. This building is master-leased to HMA Santa Rosa Medical Center, Inc.

         Nassau Bay Property. The Nassau Bay Property, which was completed in 2003, is the NASA Parkway Medical Office Building, a multi-tenant medical office building located in Nassau Bay, Texas. The Nassau Bay Property is located on the campus of CHRISTUS St. John Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Omaha Property. The Omaha Property, which is currently being constructed and is expected to be completed in April 2005, is the Lakeside Health Park building, a multi-tenant medical office building located in Omaha, Nebraska. The Omaha Property is located on the campus of Alegent Health Hospital. Tenancy in the building is expected to be a mix of physician practices that desire proximity to the hospital.

         Orlando I Property. The Orlando I Property, which was built in 1969, is the Orlando Professional Center I building, a multi-tenant medical office building located in Orlando, Florida. The Orlando I Property is located on the campus of Orlando Regional Medical Center. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Orlando II Property. The Orlando II Property, which was built in 1963, is the Orlando Professional Center II building, a multi-tenant medical office building located in Orlando, Florida. The Orlando II Property is located on the campus of Orlando Regional Medical Center. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Orlando MedPlex Property. The Orlando MedPlex Property, which was built in 1988, is the MedPlex B building, a multi-tenant medical office building located in Orlando, Florida. The Orlando MedPlex Property is located on the campus of Orlando Regional Sand Lake Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Orlando Sand Lake Property. The Orlando Sand Lake Property, which was built in 1985, is the Sand Lake Physicians Building, a multi-tenant medical office building located in Orlando, Florida. The Orlando Sand Lake Property is located on the campus of Orlando Regional Sand Lake Hospital. Tenancy in the building consists of Orlando Regional Healthcare System, Inc. and Greater Orlando Neurosurgery & Spine, P.A. The tenants desire proximity to the hospital.

         Oviedo Property. The Oviedo Property, which was built in 1997, is the Oviedo Medical Center building, a multi-tenant medical office building located in Oviedo, Florida. The Oviedo Property is located within 17 miles of Orlando Regional Medical Center. Tenancy in the building is a mix of physician practices that service the local community.

         Parker Property. The Parker Property, which was built in 2004, is the Parker Adventist Professional Building, a multi-tenant medical office building located in Parker, Colorado, on the campus of Parker Adventist Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         San Antonio Property. The San Antonio Property, which was completed in 2002, is the SWG Birth Place, a single-tenant medical office building located in San Antonio, Texas. The San Antonio Property is located on the campus of Southwest General Hospital.

         Scottsdale Property. The Scottsdale Property, which was built in 1999, is the McDowell Mountain Medical Plaza, a multi-tenant medical office building located in Scottsdale, Arizona. The Scottsdale Property is located among three hospitals: Mayo Clinic, Scottsdale Medical Center-Shea and Paradise Valley Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospitals.

         Texarkana Property. The Texarkana Property, which was built in three phases with the initial phase beginning in 1966 and the third phase completed in 1978, is the Collom & Carney Clinic, a multi-tenant medical office building located in Texarkana, Texas. The Texarkana Property is located four miles from the campus of CHRISTUS St. Michael Health Care Center serving the residents of Arkansas, Texas, Louisiana and Oklahoma. Tenancy in the building consists of CHRISTUS St. Michael Health System and Collom & Carney Clinic. The tenants desire proximity to the hospital.

         Tucson I Property. The Tucson I Property, which was built in 1986, is the North Alvernon Medical Center, a multi-tenant medical office building located in Tucson, Arizona. The Tucson I Property is located three miles from the campus of St. Joseph's Hospital. Tenancy in the building is a mix of physician practices that service the local community.

         Tucson II Property. The Tucson II Property, which was built in 1985, is the St. Joseph's Medical Plaza, a multi-tenant medical office building located in Tucson, Arizona. The Tucson II Property is located on the campus of St. Joseph's Hospital. Tenancy in the building is a mix of physician practices that desire proximity to the hospital.

         Walnut Creek Property. The Walnut Creek Property, which is currently being constructed and is expected to be completed in December 2004, is the Brentwood Medical Center, a multi-tenant medical office building located in Walnut Creek, California. The Walnut Creek Property is affiliated with Mt. Diablo/John Muir Hospital, which is located within 15 miles of the Property.


                                  MANAGEMENT

                       DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates the corresponding information beginning on page 161 of the Prospectus.

         Effective as of June 10, 2004, Lynn E. Rose resigned as Secretary of the Company and the Advisor. Effective June 10, 2004, Kimberly P. Ross was appointed Secretary of the Company and effective June 11, 2004, Tracy G. Schmidt was appointed Secretary of the Advisor.

         The following biography replaces the biography of Lynn E. Rose on page 164 of the Prospectus.

         Kimberly P. Ross, age 35, serves as Secretary of the Company. In addition, Ms. Ross serves as Vice President and Controller of CNL Retirement Corp., the Advisor to the Company. Prior to joining CNL Retirement Corp., Ms. Ross was the director of accounting for CNL Corporate Properties, Inc., where she was responsible for overseeing all accounting functions including financial reporting and budgeting, cash flow forecasting, job cost reporting for construction projects and assistance with annual audits and tax returns. Before joining CNL in September 1997, Ms. Ross was a senior accountant for Lincoln Property Company and was responsible for day-to-day accounting activity for commercial, industrial and retail real estate projects. She was previously a supervising senior/staff accountant at KPMG, L.L.P., where she performed audit fieldwork for a variety of industries, including health care, financial, not-for-profit and government. Ms. Ross holds a B.S. in Accounting from Florida State University and is a Certified Public Accountant in the state of Florida. In addition, she is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.


                    THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The sentence following the table on page 166 of the Prospectus is replaced by the following:

         With the exception of Tracy G. Schmidt, the backgrounds of these individuals are described above under "Management -- Directors and Executive Officers."

         Tracy G. Schmidt, age 46, serves as Secretary of CNL Retirement Corp., the Advisor to the Company. In addition, Mr. Schmidt has served as Secretary, Treasurer and Chief Financial Officer of CNL Hospitality Properties II, Inc., since its inception. Since 2004, Mr. Schmidt has also served as Chief Financial Officer of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc., a diversified real estate company. Prior to joining CNL Holdings, Inc., Mr. Schmidt was senior vice president and chief financial officer for Federal Express Corporation ("FedEx Express"), a worldwide express transportation company, from 1998 to 2004. While at FedEx Express, he was responsible for worldwide financial planning, capital allocations, treasury, accounting, reporting, tax, audits, strategic sourcing, IT business systems and revenue operations with 2,000 people to support a complex global business environment of operations in 210 countries and territories and 140,000 employees. Prior to that, Mr. Schmidt was senior vice president, general manager, Air Ground Terminals and Transportation Division for FedEx Express from 1994 to 1998, and from 1980 to 1994 held various financial management responsibilities at FedEx Express. Mr. Schmidt serves as a director of CNL Bancshares, Inc., Love Worth Finding Ministries, Stephen Olford Ministries International and ServiceU Corporation. Mr. Schmidt is a graduate of Christian Brothers University in Memphis, Tennessee and holds a B.A. in Business Administration and Accounting. He became a Certified Public Accountant in Tennessee in 1980.


                                 SUMMARY OF THE
                      ARTICLES OF INCORPORATION AND BYLAWS

DESCRIPTION OF CAPITAL STOCK

         The following paragraph updates and replaces the corresponding paragraph on page 181 of the Prospectus.

         General. The Company has authorized a total of 1,106,000,000 shares of capital stock, consisting of 1,000,000,000 Shares of Common Stock, $0.01 par value per Share, 3,000,000 shares of Preferred Stock ("Preferred Stock"), and 103,000,000 additional shares of excess stock ("Excess Shares"), $0.01 par value per share. Of the 103,000,000 Excess Shares, 100,000,000 are issuable in exchange for Common Stock and 3,000,000 are issuable in exchange for Preferred Stock as described in the section of the Prospectus entitled "Summary of the Articles of Incorporation and Bylaws -- Restriction of Ownership." As of July 23, 2004, the Company had 221.7 million Shares of Common Stock outstanding (including 20,000 Shares issued to the Advisor prior to the commencement of the Initial Offering) and no Preferred Stock or Excess Shares outstanding.

         The second paragraph under the heading "Summary of the Articles of Incorporation and Bylaws -- Description of Capital Stock" on page 182 of the Prospectus is deleted in its entirety.